 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Registration Statement on Form S-1 of Liquidmetal Technologies, Inc. and subsidiaries (collectively, the “Company”) of our report dated February 26, 2013, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012. Our report dated February 26, 2013 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ SingerLewak LLP

Los Angeles, California
December 5, 2013